Exhibit 99.1

WE NEED YOUR VOTE TO COMPLETE THE MERGER FACILITATING THE COMPANY'S LIQUIDATION FOR FEDERAL INCOME TAX PURPOSES

One Flowerfield, Suite 24 Saint James, New York 11780

August 13, 2014

Dear Shareholder:

Earlier this week, Gyrodyne Company of America, Inc. (the "Company") postponed—from August 14, 2014 to August 27, 2014—its Special Meeting of Shareholders at which shareholders will be asked to authorize the previously announced merger transaction, under which the Company and Gyrodyne Special Distribution, LLC ("GSD") will merge into Gyrodyne, LLC, because neither the majority needed for a quorum nor the vote of two-thirds of the outstanding shares of the Company's common stock needed to authorize the merger transaction has yet been received. We have not yet received your vote or proxy. We are writing to ask that you vote, and also to share why we believe achieving this vote is so important.

Why has the required vote not been received?

Even though the consummation of the merger transaction provides great benefits to our shareholders, it is a very complex transaction. With many of our shareholders enjoying vacation during the Summer months and with our shareholder base having become far more diversified and numerous, we believe shareholders simply require additional time; accordingly, the Special Meeting was postponed to provide you with additional time to vote.

In order to make it convenient for you to vote, a duplicate proxy card is enclosed for your use. You also may vote by telephone (1-866-894-0535) or Internet (www.proxyvoting.com/gyro). If you have any questions or need a copy of the proxy statement/prospectus, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

Why is your vote important?

As detailed in the proxy statement/prospectus previously mailed to you, authorization of the merger transaction would enable certain advantageous outcomes for our shareholders, including:

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Enhanced Liquidity – holders of nontransferable GSD interests and nontransferable dividend notes as well as the Company's shareholders will receive freely transferable common shares of Gyrodyne, LLC, the entity that will hold and operate the Flowerfield, Port Jefferson, Cortlandt Manor and Fairfax properties, pending their sale or other disposition. The Company's current market capitalization is approximately $8 million, and the float of Gyrodyne, LLC would be expected to be multiples of that amount, thus improving the overall marketability of your shares.

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Preferential Tax Treatment of Prior Distributions – the prior special dividends being recognized as a tax-free return of capital, thereby allowing U.S. holders to recover their basis in their shares prior to recognizing any portion of the special dividends as income, rather than being fully taxable, likely ordinary, dividends to such U.S. holders.

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Organization Simplicity – facilitating the Company's liquidation for federal income tax purposes and reassembling as equity interests in Gyrodyne, LLC, the GSD interests, the Company's Dividend Notes and the Company's common shares, simplifies the capital structure and the corporate structure and the interrelationships of the Company and GSD, thereby reducing complexity, management distraction, and administrative and professional costs of the consolidated entities.

The board unanimously recommends that shareholders vote FOR the proposal authorizing the merger transaction.

Your interest and continued support of the Company is appreciated.

Sincerely,

Frederick C. Braun III
President and Chief Executive Officer